Exhibit 10.47

SEVERANCE AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

to:	Todd Bankofier
FROM:	Sachin Barot, on behalf of AudioEye, Inc.
SUBJECT:	Severance Agreement and General Release of All Claims
DATE:	January 17, 2020

Your last day of employment with AudioEye, Inc. (“AudioEye”) is January 17, 2020 (the “Termination Date”). AudioEye generally does not provide employees with unearned compensation upon their separation from employment. Ordinarily, therefore, you would not be entitled to any pay in addition to what you have earned and what is specified in and being paid to you under your September 16, 2019 your Second Amended and Restated Executive Employment Agreement (“Employment Agreement”). But under the circumstances, where AudioEye has made the business decision to lay off multiple employees, AudioEye has decided to offer you certain additional compensation (“Severance Payment”) beyond the severance compensation that is provided for in Paragraph 6 of your Employment Agreement, subject to the terms of this Severance Agreement and General Release of All Claims (“Agreement”).

1.                   Severance Payment. If you sign and return this Agreement to me within 45 days after you receive it, then, in addition to paying you the severance compensation that is provided for in Paragraph 6 of your Employment Agreement, and commissions that would have become earned and payable under your Employment Agreement had you been employed with AudioEye through January 31, 2020, AudioEye also will pay you a Severance Payment of $25,000, less taxes and applicable deductions. This $25,000 will be paid on AudioEye’s next regular pay date that occurs at least 10 business days after you have returned the signed Agreement and the revocation period, as addressed in Section 10 below, expires.

2.                  General Release of All Claims. In exchange for the Severance Payment, you agree to waive and release any and all claims to relief from AudioEye and its affiliated entities, and their respective current and former officers, directors, stockholders, employees, owners, partners, members, parents, affiliates, subsidiaries, divisions, related entities, agents, attorneys, and insurers, (collectively, the “Released Parties”), including without limitation, any and all claims, demands, liabilities, obligations, causes, and causes of action of whatever kind or nature, whether known or unknown, past or present, suspected or unsuspected including, without limitation, those that arise out of or that relate to: your employment with AudioEye; the termination of your employment with AudioEye; all statements or actions of the Released Parties; all claims that arise under the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act (the “ADEA”), the Family and Medical Leave Act, the Arizona Employment Protection Act, and the Arizona Civil Rights Act; all claims for wrongful discharge; all claims for retaliation; all claims for breach of any implied or express contract; all claims for intentional or negligent infliction of emotional distress; all claims for defamation; all claims for relief or other benefits under any federal, state, or local statute, ordinance, regulation, or rule of decision; all claims for benefits, wages, bonuses, commissions, compensation, expense reimbursements, disbursements, renewals, severance pay, attorneys’ fees, liquidated damages, punitive damages, and costs; and all other known and unknown claims (collectively, the “Released Claims”).

The Released Claims do not include a release of any claims or rights that cannot be waived by law. Also excluded from the Released Claims is your right to file: (i) a lawsuit to challenge the effectiveness of a release of claims under the ADEA pursuant to the Older Workers Benefit Protection Act, or (ii) a charge filed with an administrative agency, but you acknowledge and agree that you cannot recover any monetary or injunctive relief pursuant to such charge.

It is important for you to understand that if you sign this Agreement, you will be releasing legal claims, whether those claims are valid or not.

3.                  Non-Disclosure of Confidential Information. In exchange for the Severance Payment, you further agree that you will not directly or indirectly disclose to anyone, or use for your own benefit or the benefit of anyone other than the AudioEye, any “Company Confidential Information” that you have received through your employment with AudioEye, until such time as such Company Confidential Information becomes generally disclosed or known, or readily ascertainable by proper means, by persons unrelated to AudioEye. Company Confidential Information means confidential, proprietary information or trade secrets of the Released Parties, including without limitation the following: (i) client and vendor and potential client and vendor lists and information; (ii) worker, employee, and independent contractor lists and information; (iii) AudioEye’s internal practices and procedures; (iv) strategic planning, development, purchasing, finance, sales, marketing, personnel, promotion, distribution, and business activities; (v) passwords, source code, computer programs, formulae, tools, and systems; (vi) AudioEye’s past and present research; (vii) all other information that you have a reasonable basis to consider confidential or that is treated by AudioEye as confidential; and (viii) all information having independent economic value to AudioEye that is not generally disclosed or known to, and not readily ascertainable by proper means by, persons who can obtain economic value from its disclosure or use, whether or not the information is specifically marked as confidential on its face.

You further agree that, if it appears that you will be compelled by law or judicial process to disclose any Company Confidential Information, then you will notify AudioEye in writing immediately upon your receipt of a subpoena or other legal process.

Notwithstanding the above or any provision of this Agreement or any other agreement executed by you to the contrary, there shall be no restriction on your ability to (a) report violations of any law or regulation; (b) provide truthful testimony or information pursuant to subpoena, court order, or similar legal process; (c) provide truthful information to government or regulatory agencies; or (d) otherwise engage in whistleblower activity protected by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder, including, without limitation, Exchange Act Rule 21F-17. In addition, 18 U.S.C. § 1833(b) provides, in part: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. …. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” Nothing in this Agreement, any other agreement executed by you, or any AudioEye policy is intended to conflict with this statutory protection.

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4.                  Injunctive Relief. You agree that damages alone cannot compensate AudioEye in the event of a violation of Section 3 and that, if such violation should occur, injunctive relief will be essential for the protection of AudioEye and its successors and assigns. Accordingly, you agree that, in the event you violate or breach or threaten to violate or breach any of the provisions of Section 3, then AudioEye will be entitled to obtain injunctive relief against you, in addition to such further or other relief as may be available at equity or law. Obtainment of an injunction by AudioEye will not be considered an election of remedies or a waiver of any right to assert any other remedies that AudioEye has at law or in equity, including but not limited to AudioEye’s right to recover the Severance Payment, and to collect actual, statutory, and exemplary damages. No waiver of any breach or violation shall be implied from forbearance or failure by AudioEye to take action.

5.                  Non-Admission. There is no implication or admission of liability or wrongdoing by AudioEye or the Released Parties with respect to any and all matters related to your employment or the cessation of that employment, nor may this Agreement be considered as an admission by AudioEye of any liability or violation of law.

6.                  Governing Law. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement, will be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the State of Arizona. Maricopa County Arizona Superior Court and the United States District Court for the District of Arizona will have exclusive jurisdiction concerning the matters addressed in this Agreement and covering any other disputes between you and AudioEye.

7.                  Attorneys’ Fees. The prevailing party in any litigation to enforce this Agreement will recover all of such party’s reasonable costs, expenses, and attorneys’ fees from the other party.

8.                  Entire Agreement. Neither party has made any representations, warranties, inducements nor oral agreements except as expressly set forth in this Agreement. This Agreement, including the attached Exhibit “A” notice regarding Separation Information with the job titles and ages of all individuals eligible or selected for the layoff and the ages of all individuals in the same job classification or organizational unit who are not eligible or selected for the layoff, represents the entire agreement of the parties with respect to its subject matter, and this Agreement revokes and supersedes all agreements previously entered into by the parties with respect to the subject matter, except that nothing herein will supersede or preempt the post-employment rights and obligations in (i) your Employment Agreement, (ii) the Equity Agreements (as defined below), (iii) the AudioEye, Inc. Amended and Restated Insider Trading Policy, or (iv) the Employee Confidentiality and Invention Policy . In the event of a direct conflict between the terms of this Agreement and those agreements, then the terms of this Agreement will control.

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The parties may not change, modify, or rescind this Agreement except in a writing, signed by both parties. Any attempt at oral modification of this Agreement shall be void and of no effect.

The attached Exhibit “B” sets forth any and all stock options, restricted stock units and any other rights to purchase capital stock or other securities of AudioEye which have been previously issued to you and which are outstanding immediately prior to the termination of your employment with AudioEye (collectively, the “Equity Rights”). Except as expressly provided in Exhibit “B,” nothing in this Agreement shall alter or affect (i) any of such outstanding Equity Rights or the agreements pursuant to which they were issued (collectively, the “Equity Agreements”), (ii) Employee’s rights or responsibilities with respect thereto, or (iii) AudioEye’s rights with respect thereto.

9.                  Severability. The provisions of this Agreement are severable, and if any one or more of these provisions are held to be invalid or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions will be binding and enforceable.

10.               Time to Consider and Revoke. You may take 45 calendar days from your receipt of this Agreement to accept and sign the Agreement. You also have the right to revoke this Agreement for any reason within seven calendar days after you have signed it by email delivery of a written notice of revocation to me. You further acknowledge that you understand that the Agreement will not become effective or enforceable unless and until you have not revoked it by email delivery of a written notice of revocation to me, and the applicable revocation period has expired.

11.                Acknowledgment. You acknowledge and agree that: (1) AudioEye has not made any promises, covenants, representations, or warranties to you or anyone else other than those explicitly set forth in this Agreement, and further acknowledge and agree that you have not received, relied upon, or been induced, coerced, or unduly influenced to enter into this Agreement by any statements, promises, covenants, or representations other than the ones set forth in this Agreement; (2) you have been given a reasonable period of time to consider this Agreement; (3) you have had the opportunity to consult with and be advised by legal counsel, and have had the opportunity to make whatever investigation or inquiry that you might have deemed necessary or desirable in connection with the subject matter of this Agreement prior to its execution; (4) this Agreement is written in a manner understandable to you, and you have read and understood all sections and paragraphs of this Agreement; (5) you have relied on your own judgment and the advice of your attorneys (if you have consulted with legal counsel) regarding the consideration for and the terms of this Agreement; and (6) you have executed this Agreement voluntarily, on the advice of counsel (if you have consulted with legal counsel), and with full knowledge and understanding of its contents.

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This offer made in this Agreement is effective only until 5:00 p.m. on the 46th day after you receive it. If you decide to accept the Severance Payment, please sign and date this Agreement where indicated below, and return it to me before that time, by email at sbarot@audioeye.com. If you do not accept the offer by that time, then the offer of the Severance Payment will be withdrawn.

AGREED to this 21st day of January, 2020.

Todd Bankofier

/s/ Todd Bankofier

AGREED to this 21st day of January, 2020.

AUDIOEYE, INC.

By: /s/ Sachin Barot

Print Name: Sachin Barot

Title: Chief Financial Officer

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EXHIBIT A

SEPARATION INFORMATION

PURSUANT TO OLDER WORKERS BENEFIT PROTECTION ACT

1.	Decisional Unit

The group of employees from which layoff and retention decisions were made:

Enterprise Sales Team

2.	Eligibility Factors

Factors considered in making layoff and retention decisions within the Decisional Unit:

These sales team members underperformed their sales targets last year, and AudioEye is consolidating its direct sales force in the locations of its existing corporate offices, with the exception of one sales person who is focusing primarily on accounts within the State of California.

3.	Time Limit

A separation and release agreement must be signed and returned within 45 days after receipt by the employee, and the employee may revoke the agreement within 7 days after signing.

4.	Individual Data

(a)	Job titles and ages of those selected for layoff from the Decisional Unit:
Account Executive	58
Account Executive	51
Chief Revenue Officer	60
VP of Kiosk Sales	50

(b)	Job titles and ages of those not selected for layoff from the Decisional Unit:
Sales Associate	22
Sales Associate	23
Director of Sales	28
Senior Account Executive	43
Account Executive	46
Account Executive	35

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EXHIBIT B

OUTSTANDING STOCK PURCHASE RIGHTS

Type of Security	Grant Date	Number of Shares Exercisable Immediately Prior to Termination	Exercise Price Per Share	Expiration Date Immediately Prior to Termination
NSO	01/15/2016	80,000	$0.95	01/15/2021(1)
NSO	06/03/2019	0(2)	6.53	01/17/2020(2)
Warrant	04/15/2016	800	6.25	04/14/2021

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(1)	Reflects the last day to exercise these options pursuant to the terms thereof.

(2)	Provided the Agreement becomes effective as provided in Section 10, then effective as of the Termination Date, (i) the vesting of these options shall be accelerated in full such that the options shall become vested and exercisable as to the 8,691 shares subject thereto and (ii) the expiration date for such accelerated options shall be extended from 90 days following the Termination Date through January 17, 2021.

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